Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Fourth Quarter and Year Ended December 31, 2010

New Orleans, Louisiana (February 11, 2011) - Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Homestead Bank  (“Hibernia” or the “Bank”), today reported a net loss of $10,000 for the quarter ended December 31, 2010 compared to a net loss of $73,000 for the quarter ended December 31, 2009.  For the year ended December 31, 2010, the Company reported a net loss of $82,000 compared to a net loss of $324,000 for the year ended December 31, 2009.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and the Bank, stated, “While we did not achieve profitability in 2010, our operating loss was substantially reduced and we continued to make good progress in building Hibernia’s base of commercial and retail customers.  Despite the modest pace of recovery in the national and local economies, net loans increased 37.7% and total deposits increased 28.1 % in 2010.  While nonperforming loans increased over the 2009 level, Hibernia’s overall asset quality remains strong.  Non-performing assets consist of six single family first mortgage residential loans, and we believe that reserves allocated to those loans are adequate to cover any losses that may be incurred by the Bank.”

Mr. Bush added, “We continue to emphasize prudent growth of our loan portfolio as the most effective way of deploying the capital raised in the Company’s 2009 stock offering.  At the same time we are actively marketing the Bank’s commercial and personal deposit services and have further improved those services through additional upgrades to our data processing infrastructure.  In April 2010 we converted to a fully integrated commercial banking system that allows us to compete against banks many times our size in areas such as cash management and online banking.  We are optimistic that 2011 will be another year of significant progress for Hibernia.”

Net interest income increased 30.2% to $677,000 for the quarter ended December 31, 2010, from $520,000 for quarter ended December 31, 2009.   Several factors affected net interest income for the period.  Interest income was higher due to an increase in loans and a decrease in lower yielding investment securities as a percentage of earning assets.  Interest expense was higher due to an increase in interest bearing deposits partially offset by a reduction in the average rate paid on certificates of deposit and other interest bearing deposits.  During the quarter ended December 31, 2010, we made a provision for loan and lease losses of $26,000, which consisted of an increase in general reserves due to the higher volume of loans outstanding and an increase in the reserve for impaired loans.  Non-interest expense increased 6.1% from $661,000 for the quarter ended December 31, 2009 to $701,000 for the quarter ended December 31, 2010.  The increase in non-interest expense for the quarter ended December 31, 2010 was due primarily to an increase in employee salary and benefits expense along with an increase in professional fees partially offset by a decrease in advertising and promotions expense.

For the year ended December 31, 2010, net interest income increased 33.3% to $2.6 million from $2.0 million for the year ended December 31, 2009, primarily due to a $708,000, or 27.9%, increase in interest income net of an increase of $55,000, or 9.5%, in interest expense.  Non-interest expense for the year ended December 31, 2010 increased 6.8% to $2.8 million from $2.6 million for the year ended December 31, 2009.  The increase in non-interest expense for the year ended December 31, 2010 was due primarily to an increase in occupancy expense, an increase in employee salary and benefits expense, an increase in professional fees and data processing expense and Louisiana bank shares tax expense which became effective for the Company in 2010.   These increases were partially offset by decreases in general insurance and advertising and promotions expense.  For the fourth quarter and year ended December 31, 2010, an increase in occupancy expense was due to unscheduled repairs to the Company’s main office. The higher employee compensation and benefits expense reflects costs associated with the Company’s Stock Option Plan and the Recognition and Retention Plan for equity awards made in the first and second quarter of 2010, partially offset by lower health insurance expenses.  The increase in professional fees for the year ended December 31, 2010,  reflects accounting and legal expense associated with the Company’s financial and SEC reporting requirements as well as $27,000 incurred in connection with Bank’s 2010 conversion to a fully integrated commercial banking system.  The increase in data processing expense was due primarily to the data processing conversion.

Hibernia Homestead Bancorp’s total consolidated assets at December 31, 2010 were $77.3 million compared to $66.5 million at December 31, 2009.  Net loans increased 37.7% from $45.0 million at December 31, 2009 to $62.0 million at December 31, 2010, reflecting a $5.9 million increase in commercial loans secured by real estate, a $2.4 million increase in commercial and industrial loans compared to none at December 31, 2009, a $5.2 million increase in residential mortgage loans, a $3.4 million increase in residential construction loans and a $182,000 increase in Home Equity Lines of Credit.  The additional loan volume was primarily funded by our growth in deposits of $12.0 million, and decreases in federal funds sold of $5.2 million, and investment securities of $4.1 million.  Total deposits increased 28.1% from $42.6 million at December 31, 2009 to $54.6 million at December 31, 2010.

Nonperforming assets, defined as non-accrual loans, accruing loans past due 90 days or more and foreclosed property, totaled $1.1 million, or 1.5%, of total assets at December 31, 2010, compared to $315,000, or 0.5%, of total assets at December 31, 2009.  The non-performing assets at December 31, 2010 consist of six loans secured by first mortgages on one-to-four family residential real estate.   Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on these loans.  There was no foreclosed property at December 31, 2010 or December 31, 2009.

The Company’s total stockholders’ equity decreased to $22.0 million at December 31, 2010 from $23.4 million at December 31, 2009.  The decrease was due primarily to purchases of treasury stock and shares to fund our Recognition and Retention Plan and, to a lesser extent, our net loss for the year.  During 2010 we repurchased 80,667 shares of the Company’s common stock as treasury stock and purchased 20,000 shares to fund our Recognition and Retention Plan for an aggregate cost of approximately $1.4 million.  Our flexibility to undertake these stock purchases is the result of our strong overall capital position. While total stockholders’ equity decreased, the Company’s book value per share increased from $21.01 at December 31, 2009 to $21.26 at December 31, 2010.  Hibernia Homestead Bank’s regulatory capital levels continue to exceed requirements for well capitalized institutions.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, changes in interest rates, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  We undertake no obligation to update any forward-looking statements.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

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Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash - Non-Interest Bearing	$ 481	$ 1,067
Cash - Interest Bearing	4,112	16
Federal Funds Sold	-	5,150

TOTAL CASH AND CASH EQUIVALENTS	4,593	6,233

Certificates of Deposit	100	475
Securities - Available For Sale	4,230	8,293
Loans receivable - net	61,953	44,987
Accrued Interest receivable	227	206
Investment in FHLB Stock	171	171
Investment in FNBB Stock	210	210
Prepaid Expenses and Other Assets	253	309
Premises and Equipment, Net	4,988	5,127
Deferred Income Taxes	528	492
TOTAL ASSETS	$ 77,253	$ 66,503
LIABILITIES AND EQUITY
LIABILITIES
Deposits	$ 54,607	$ 42,640
Advance Payments by Borrowers for Taxes and Insurance	477	386
Accrued Interest Payable	3	2
Accounts Payable and Other Liabilities	213	79
TOTAL LIABILITIES	55,300	43,107

EQUITY
Preferred stock, $.01 par value - 1,000,000 authorized; none issued	-	-
Common stock, $.01 par value - 9,000,000 shares authorized; 1,113,334 issued; 1,032,667 and 1,113,334 shares outstanding at December 31, 2010 and 2009, respectively	11	11
Additional Paid in Capital	10,466	10,365
Treasury Stock at cost - 80,667 shares at December 31, 2010	(1,152)	-
Unallocated common stock held by:
Employee Stock Ownership Plan	(819)	(855)
Recognition and Retention Plan	(293)	-
Accumulated Other Comprehensive Income, Net of Tax Effects	80	133
Retained Earnings	13,660	13,742

TOTAL EQUITY	21,953	23,396
TOTAL LIABILITIES AND EQUITY	$ 77,253	$ 66,503

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Total Interest Income	$ 846	$ 662	$ 3,249	$ 2,541

Total Interest Expense	169	142	636	581

Net Interest Income	677	520	2,613	1,960

Provision For Loan Losses	26	30	64	78

Net Interest Income After Provision For
Loan Losses	651	490	2,549	1,882

Total Non-Interest Income	44	61	144	233

Non-Interest Expenses
Salaries and Employee Benefits	315	286	1,219	1,164
Occupancy Expenses	107	96	438	360
Data Processing	79	79	319	288
Advertising	25	51	103	137
Professional Fees	64	38	274	214
Other Non-Interest Expenses	111	111	430	442

Total Non-Interest Expenses	701	661	2,783	2,605

Loss Before Income Taxes	(6)	(110)	(90)	(490)

Income Tax Expense (Benefit)	4	(37)	(8)	(166)

NET LOSS	$ (10)	$ (73)	$ (82)	$ (324)

LOSS PER COMMON SHARE
Basic	$ (0.01)	$ (0.07)	$ (0.08)	$ (0.29)
Diluted	$ (0.01)	$ (0.07)	$ (0.08)	$ (0.29)